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                         North Castle Partners II, L.P.
                        c/o North Castle Partners, L.L.C.
                           60 Arch Street, First Floor
                               Greenwich, CT 06830


                                                           January 5, 2000



CONFIDENTIAL
------------

Saratoga Beverage Group, Inc.
11 Geyser Road
Saratoga Springs, NY 12366
Attn: Robin Prever

NCP-SBG, L.P.
c/o North Castle Partners, L.L.C.
60 Arch Street, First Floor
Greenwich, CT  06830

                   Investment in Saratoga Beverage Group, Inc.
                   -------------------------------------------

Dear Sirs:

                  Reference is hereby made to the Stock Purchase Agreement and Agreement and Plan of Merger, dated as of the date hereof, among NCP-SBG, L.P., a Delaware limited partnership ("NCP-SBG"), Saratoga Beverage Group, Inc., a Delaware corporation (the "Company"), and the other parties thereto (the "Merger Agreement"; capitalized terms used herein without definition have the meanings ascribed thereto in the Merger Agreement), pursuant to which NCP-SBG agrees to acquire certain shares of the Company's common stock as of the Closing Date.

                  Subject to the terms and conditions of the Merger Agreement, North Castle Partners II, L.P. ("North Castle") hereby commits to the Company and NCP-SBG that it will provide $28,660,000 of equity financing to NCP-SBG required to acquire the Purchased Shares for the Purchase Price pursuant to the Merger Agreement, provided that North Castle shall provide up to an additional $10 million in equity financing if the full amount of the debt financing contemplated by either the letter, dated the date hereof, between the NCP-SBG Recapitalization Corp., Bank of America, N.A. and Banc of

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America Securities, LLC or the letter dated, the date hereof, between
NCP-SBG Recapitalization Corp. and Key Mezzanine Capital Fund L.L.P. is not available at the Effective Time.

                  This Letter Agreement and the commitment described herein shall terminate upon the earlier of the consummation of the Stock Purchase and the termination of the Merger Agreement in accordance with its terms. Upon any such termination of this Letter Agreement, any obligations hereunder will terminate and neither party shall have any liability whatsoever to the other party, except for any liability arising out of any breach hereof occurring prior to such termination.

                  This Letter Agreement may not be assigned or otherwise transferred to any other person without the prior written consent of the undersigned. The terms of this Letter Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by NCP-SBG, the Company and the undersigned. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that such rules would require or permit the application of the laws of another jurisdiction. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                  North Castle acknowledges that a copy of this Letter Agreement may be filed as an exhibit to the Schedule 13E-3 and that the material terms and conditions of this Letter Agreement may be described in the Proxy Statement.

                                    Very truly yours,

                                    NORTH CASTLE PARTNERS II, L.P.

                                    By:   NCP G.P. II, L.P.,
                                          its General Partner

                                          By:    North Castle GP II, L.L.C.,
                                                 its General Partner


                                                 By: /s/ Peter Shabecoff
                                                     ---------------------------
                                                     Name:  Peter Shabecoff
                                                     Title:    Managing Director


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Acknowledged and agreed upon as of the date first above written:


NCP-SBG, L.P.

         By:  NCP-SBG, L.L.C.,
              its General Partner

              By: /s/ Peter Shabecoff
                  -------------------------------
                  Name:  Peter Shabecoff
                  Title:    Executive Vice President



SARATOGA BEVERAGE GROUP



By:  /s/ Kim James
     ------------------------------
     Name:  Kim James
     Title: Chief Financial Officer